UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 5, 2009

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into Material Definitive Agreement

Silicon Valley Bank Line of Credit

On March 5, 2009, the Company and Silicon Valley Bank executed an Amended and Restated Loan and Security Agreement (the “Agreement”). The Agreement renews the Company’s existing $55,000,000 line of credit and extends the maturity date from March 3, 2009 to March 1, 2010. As of March 5, 2009, the Company has borrowed none of the $55,000,000 available under the original Loan and Security Agreement, as amended. Draws under the Agreement are at the discretion of the Company. The Company is not obligated to make any draws or take down any specific amount under the Agreement.

Release of 2008 PARS

In 2007, the Compensation Committee (the “Committee”) of the Company’s Board of Directors granted, under the Company’s 1994 Stock Plan, performance-based restricted stock units (“PARS”) to certain employees of the Company, including our Named Executive Officers. The PARS awarded in 2007 may be earned ratably over five years subject to performance milestones that are determined on at least a yearly basis.

On March 12, 2009, the Committee approved the performance milestone achievements for 2008. The Committee has the authority to determine the methodology used to determine performance milestone achievement for any designated period. For 2008, the Committee calculated performance achievement for 75% of the participants’ targeted PARS based on the Company’s financial and operating results of the first three fiscal quarters of 2008. Achievement of the remaining 25% of the targeted PARS was calculated based on the Company’s financial and operating results for the fourth fiscal quarter of 2008.

In connection with the Committee’s determination of the achievement of the 2008 PARS performance milestones, the following shares will be released to our Named Executive Officers:

Named Executive Officer	Target	Earned
T.J. Rodgers	659,235	549,884
Brad W. Buss	412,022	356,584
Christopher Seams	329,617	216,707
Paul Keswick	329,617	216,707
Norman P. Taffe	283,265	186,232

Like all other equity awards, original PARS grants were adjusted due to the spin-off of SunPower Corporation. The Company did not pay any other equity or cash bonuses (including bonuses under the Performance Bonus Plan, the Key Employee Bonus Plan, or the Performance Profit Sharing Bonus Plan) to our executive officers, including our Named Executive Officer, with respect to the fourth quarter of fiscal year 2008 and the annual portion of our plans.

Setting of Performance Milestones under 2009 PARS

On March 12, 2009, the Committee also set three performance milestones required for 50% of the total 2009 targeted PARS (“Six Month Target”). The milestones are currently set to be achieved by the end of the second fiscal quarter of 2009 (“Performance Period”).

For all Named Executive Officers, 20% of the Six Month Target can be earned at the end of the Performance Period if the Company meets or exceeds a certain free cash flow target, adjusted for any non-planned, one-time or unusual transactions for the Performance Period. If the free cash flow amount is achieved for the Performance Period, the payout is 100% and adjusts on a linear scale down to 0% payout if the achieved specified free cash flow is below 0% the target.

For all Named Executive Officers, up to 40% of the Six Month Target can be earned at the end of the Performance Period if the Company’s common stock attains certain threshold levels of performance compared with the Philadelphia Semiconductor Sector Index (“SOXX”), calculated for the stock price at 2008 fiscal year end compared with ending stock price at the end of 2009 second fiscal quarter. If the performance milestone is achieved at a certain performance percentage threshold for the Performance Period, the payout is 100% and adjusts on a linear scale down to 0% payout if the Company’s stock price is less than SOXX by a specified percentage point for the Performance Period.

For all Named Executive Officers, up to 40% of the Six Month Target can be earned at the end of the Performance Period upon the achievement of a certain non-GAAP operating expense target for the Performance Period, adjusted for any non-planned, one-time and unusual transactions as designated by the Committte. If the performance milestone is achieved at a specified target for the Performance Period, the payout is 100% and adjusts on a linear scale to 0% payout if the non-GAAP operating expense is a specified amount above the target.

For all named executive officers, if the performance milestones as approved by the Committee at time of release described above are not achieved for the Performance Period, the Six Month Target PARS for the applicable milestones are forfeited and are not able to be earned in a future period.

All PARS are settled, following approval by the Compensation Committee that the performance milestones have been achieved, in shares of common stock, on a one share for one-unit basis (with each share adjusted for any stock splits, stock dividends, spin-offs or other changes in capitalization effected without receipt of consideration by Cypress).

The following table sets forth our Named Executive Officers’ Six Month Target shares for the Performance Period subject to performance:

Named Executive Officer	Minimum	Six Month Target
T.J. Rodgers	0	329,618
Brad W. Buss	0	206,011
Christopher Seams	0	164,809
Paul Keswick	0	164,809
Norman Taffe	0	141,633

The Six Month Target number of shares is the maximum that may be earned for the Performance Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: March 12, 2009	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration